METROPOLITAN SERIES FUND, INC.

AMENDMENT

TO THE

CUSTODIAN CONTRACT

AMENDMENT made this 27th day of April, 2012 to the Amended and Restated Custodian Contract dated December 31, 1986, as amended up to the date hereof (the “Contract”), by and between Metropolitan Series Fund, Inc., a corporation organized and existing under the laws of Maryland (the “Fund”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Custodian”). In consideration of the premises and covenants contained herein, the Custodian and the Fund hereby amend the Contract by the addition of the following terms and conditions:

1.	ASSIGNMENT

Pursuant to Paragraph 11 of the Contract, Paragraph 14 of the Contract is hereby amended by replacing the text of that Paragraph in its entirety with the following:

14.	Assignment

This Contract may not be assigned by (a) the Fund without the written consent of the Custodian or (b) the Custodian without written consent of the Fund.

2.	CUSTODIAN CONTRACT

(a) Except as specifically superseded or modified herein, all of the terms and provisions of the Contract shall continue to apply with full force and effect.

(b) This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment.

(c) This Amendment shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

3.	EFFECTIVE DATE

This Amendment shall become effective as of the date of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 23rd day of April, 2012.

METROPOLITAN SERIES FUND, INC.		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Peter H. Duffy	By:	/s/ Michael F. Rogers
	Peter H. Duffy Vice President and Treasurer		Michael F. Rogers Executive Vice President